Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of XL Fleet Corp. on Form S-1 (FILE NO. 333-252089) of our report dated March 31, 2021, except for Note 2 as to which the date is May 17, 2021, with respect to our audits of the consolidated financial statements of XL Fleet Corp. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Amendment No.1 to Form 10-K of XL Fleet Corp. for the year ended December 31, 2020.

Our report on the consolidated financial statements refers to a restatement of the Company’s financial statements as of December 31, 2020 and the year then ended.

/s/ Marcum llp

Marcum llp

Melville, NY

May 17, 2021